EXHIBIT 99.1

Community West Bancshares Reports Fourth Quarter Results, Highlighted by Net Interest Margin Expansion, Credit Quality Stabilization and Strong Deposit Growth

GOLETA, Calif., Jan. 26, 2010 (GLOBE NEWSWIRE) -- Community West Bancshares (Nasdaq:CWBC), parent company of Community West Bank, today reported net income of $97,000 for the fourth quarter of 2009, compared to $61,000 in the fourth quarter a year ago. For the full year, Community West reported a net loss of $5.8 million, compared to net income of $1.5 million for 2008. The loan loss provision for the year was $18.7 million compared to $5.3 million in 2008.

"Community West posted a solid quarter with respect to strong deposit growth, controlled operating costs, an expanding net interest margin, and stabilization in credit quality," stated Lynda J. Nahra, President and Chief Executive Officer. "The ongoing margin improvement, along with cost reductions we implemented at the beginning of 2009, continues to enhance our positive operating earnings. While we continued to see stress in our lending environment, overall asset quality improved with reductions in nonaccrual loans and other real estate owned."

Fourth Quarter 2009 Highlights

  Net interest margin improved 6 basis points to 4.18% compared to 3Q09, and improved 69 basis points compared to 4Q08.
  Nonperforming loans decreased by $1.6 million from the prior quarter to $16.2 million, or 2.62% of total loans.
  Nonperforming assets improved to 2.63% of total assets compared to 3.12% in the previous quarter.
  Allowance for loan losses increased to 2.67% of total loans held for investment and 85% of non-performing loans compared to 2.62% of total loans held for investment and 75% of non-performing loans in the previous quarter.
   Total deposits increased by 12% with interest bearing demand deposits more than doubling.
   The efficiency ratio improved to 63.4 % from 65.6% in 3Q09 and 76.1% in 4Q08.

For the fourth quarter of 2009, including the $262,000 preferred stock dividend, the net loss available to common shareholders was $165,000, or $0.03 per diluted share, compared to net income available to common shareholders of $26,000, or $0.00 per diluted share in the fourth quarter a year ago. For the full year, the net loss available to common shareholders was $6.8 million, or $1.15 per diluted share, compared to net income available to common shareholders of $1.4 million, or $0.24 per diluted share a year ago.

Credit Quality

"Credit quality stabilized during the fourth quarter with nonperforming loans declining $1.6 million during the quarter to $16.2 million, or 2.62% of total loans at year end, compared to $17.8 million or 2.93% of total loans three months earlier," said Nahra. "Additionally, other real estate owned (OREO) decreased substantially during the quarter, further reducing nonperforming assets." OREO and other repossessed assets declined to $1.8 million at December 31, 2009 compared to $3.3 million three months earlier and up from $1.1 million a year ago.

Nonperforming assets were $18.0 million, or 2.63% of total assets at December 31, 2009, compared to $21.1 million, or 3.12% at the end of the preceding quarter, and $18.0 million, or 2.75% a year ago. Nonperforming assets include all nonperforming loans and OREO.

The loan loss provision was $2.8 million during the fourth quarter of 2009 compared to $2.6 million in the preceding quarter and $1.4 million in the fourth quarter a year ago. For the year, the loan loss provision was $18.7 million compared to $5.3 million in 2008. The allowance for loan losses totaled $13.7 million at quarter-end, equal to 2.67% of total loans held for investment, compared to 2.62% at September 30, 2009 and 1.61% at December 31, 2008.

Net charge-offs were $2.3 million for the fourth quarter and $2.7 million for the preceding quarter. In the fourth quarter a year ago, net charge-offs totaled $566,000. Net charge-offs for the full year in 2009 were $12.3 million compared to $2.3 million in 2008.

Balance Sheet

"The modest increase in total loans is generated from an increase in real estate loans offsetting declines in commercial and SBA loans," said Charles G. Baltuskonis, EVP and Chief Financial Officer.  Net loans increased 4% on a year-over-year basis to $603 million as of December 31, 2009.

Real estate loans outstanding increased 16% to $202 million at December 31, 2009, compared to $175 million a year ago. Real estate loans now comprise 33% of the total loan portfolio, compared to 30% a year earlier. Manufactured housing loans increased 3% from year ago levels to $196 million and represent 32% of total loans.  Commercial loans were down 17% compared to a year ago and now represent 10% of the total loan portfolio and SBA loans increased 5% from a year ago and now represent 22% of the total loan portfolio.  Other installment loans increased 15% from year ago levels and now represent 3% of the total loan portfolio.

Total assets increased 4% to $684 million at December 31, 2009, compared to $657 million a year earlier. Total deposits increased 12% to $531 million at December 31, 2009. Core deposits increased substantially to $246 million at year-end, compared to $107 million a year earlier while certificates of deposit decreased to $285 million, from $368 million a year earlier.

Shareholders' equity was $60.3 million at December 31, 2009, compared to $66.6 million a year earlier. Book value per common share was $7.74 at year-end compared to $8.84 a year ago.

Net Interest Margin

Community West's net interest margin was 4.18% for the fourth quarter of 2009, a six basis point improvement compared to the preceding quarter and a 69 basis point improvement compared to a year ago. "Our strong net interest margin is driven by a continued decline in funding costs and our success in building core deposits," said Baltuskonis. For 2009 the net interest margin improved 19 basis points to 3.91% from 3.72% in 2008.

Income Statement Review

Net interest income for the fourth quarter increased 27% to $7.1 million compared to $5.6 million for the fourth quarter of 2008. Non-interest income increased 24% to $1.0 million for the quarter, compared to $829,000 for the fourth quarter a year ago. The increase in non-interest income was primarily due to a $200,000 increase in loan fees compared to the year ago quarter.

Non-interest expenses were $5.1 million in the fourth quarter of 2009, compared to $4.9 million, in the fourth quarter of 2008. "While we had another good quarter of managing controllable operating expenses, collection and legal costs, including charges related to acquire real estate, remained high," said Baltuskonis.

For the full year, net interest income increased 11% to $26.0 million, compared to $23.3 million in 2008. Non-interest income was $4.4 million in 2009 compared to $5.1 million in 2008. The decrease in non-interest income for the year was largely due to a $655,000 decrease in gain on sale of loans over the prior year.

Non-interest expenses increased to $21.5 million in 2009 compared to $20.5 million in 2008. The decrease in salaries and employment benefits of $1.5 million was offset by the $1.2 million increase in FDIC assessment as well as additional charges related to non-performing loans.

The efficiency ratio improved to 63.4 % in the fourth quarter of 2009 from 65.6% in the prior quarter and 76.1% in the fourth quarter a year ago. For the year, the efficiency ratio improved to 70.7% from 72.3% in 2008, reflecting ongoing efforts to improve operations and control costs. The efficiency ratio, calculated by dividing noninterest expense by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

Capital Management

Community West Bank continues to meet the well capitalized thresholds for regulatory purposes with a Total risk-based capital ratio of 12.20%, Tier 1 risk-based capital ratio of 10.93% and Tier 1 leverage ratio of 8.81% at December 31, 2009.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Interest income	$10,108	$10,378	$10,805	$40,903	$45,532
Interest expense	3,058	3,467	5,234	14,945	22,223
Net interest income	7,050	6,911	5,571	25,958	23,309
Provision for loan losses	2,788	2,592	1,408	18,678	5,264
Net interest income after
provision for loan losses	4,262	4,319	4,163	7,280	18,045
Non-interest income	1,029	966	829	4,418	5,081
Non-interest expenses	5,124	5,165	4,869	21,479	20,516

Income (Loss) before income taxes	167	120	123	(9,781)	2,610
Provision for income taxes	70	51	62	(4,018)	1,129

NET INCOME (LOSS)	$97	$69	$61	$(5,763)	$1,481

Preferred stock dividends	262	261	35	1,046	35

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(165)	$(192)	$26	$(6,809)	$1,446

Earnings (Loss) per common share:
Basic	$(0.03)	$(0.03)	$0.00	$(1.15)	$0.24
Diluted	(0.03)	(0.03)	0.00	(1.15)	0.24

Weighted average shares:
Basic	5,915	5,915	5,915	5,915	5,913
Diluted	5,915	5,915	5,915	5,915	5,941

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	December 31,	September 30,	December 31,
	2009	2009	2008

Cash and cash equivalents	$5,511	$8,679	$12,253
Interest-earning deposits in other financial institutions	640	832	812
Investment securities	40,348	40,411	37,975
Loans:
Commercial	61,810	62,433	74,895
Real estate	202,400	191,046	174,708
SBA	139,118	142,166	132,182
Manufactured housing	195,656	193,165	190,838
Other installment	18,189	17,636	15,793
Total loans	617,173	606,446	588,416

Loans, net
Held for sale	102,574	99,611	131,786
Held for investment	514,599	506,835	456,630
Less: Allowance	(13,733)	(13,274)	(7,341)
Net held for investment	500,866	493,561	449,289
NET LOANS	603,440	593,172	581,075

Other assets	34,277	31,258	24,866

TOTAL ASSETS	$684,216	$674,352	$656,981

Deposits
Non-interest-bearing	$37,703	$38,569	$35,080
Interest-bearing	191,905	160,925	57,474
Savings	16,396	16,507	14,718
CDs over 100K	173,594	175,629	138,330
CDs under 100K	111,794	138,067	229,837
Total Deposits	531,392	529,697	475,439
FHLB and FRB advances	89,000	80,000	110,000
Other liabilities	3,517	4,331	4,924
TOTAL LIABILITIES	623,909	614,028	590,363

Stockholders' equity	60,307	60,324	66,618
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$684,216	$674,352	$656,981

Shares outstanding	5,915	5,915	5,915

Book value per common share	$7.74	$7.75	$8.84

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
PERFORMANCE MEASURES AND RATIOS	Dec . 31, 2009	Sept . 30, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Return on average common equity	0.83%	0.59%	0.47%	-12.02%	2.88%
Return on average assets	0.06%	0.04%	0.04%	-0.85%	0.23%
Efficiency ratio	63.00%	66.00%	76.00%	71.00%	72.26%
Net interest margin	4.18%	4.12%	3.49%	3.91%	3.72%

	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
AVERAGE BALANCES	Dec . 31, 2009	Sept . 30, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Average assets	$681,201	$676,625	$647,530	$675,672	$640,993
Average earning assets	669,248	664,934	634,313	663,151	626,187
Average total loans	611,512	606,066	577,561	605,741	568,861
Average deposits	531,453	504,029	486,682	502,173	476,395
Average equity (including preferred stock)	61,187	61,196	53,706	62,353	51,895
Average common equity (excluding preferred stock)	46,683	46,760	51,881	47,947	51,431

EQUITY ANALYSIS	Dec. 31, 2009	Sept. 30, 2009	Dec .31, 2008
Total equity	$60,307	$60,324	$66,618
Less: senior preferred stock	14,540	14,473	14,300
Total common equity	$45,767	$45,851	$52,318

Common stock outstanding	5,915	5,915	5,915
Book value per common share	$7.74	$7.75	$8.84

ASSET QUALITY	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
Nonperforming loans (NPLs)	$16,177	$17,770	$16,903
Nonperforming loans/total loans	2.62%	2.93%	2.87%
REO and other repossessed assets	$1,822	$3,281	$1,146
Nonperforming assets	$17,999	$21,051	$18,049
Nonperforming assets/total assets	2.63%	3.12%	2.75%
Net loan charge-offs in the quarter	$2,329	$2,737	$566
Net charge-offs in the quarter/total loans	0.38%	0.45%	0.10%

Allowance for loan losses	$13,733	$13,274	$7,341
Plus: Allowance for undisbursed loan commitments	501	560	97
Total allowance for credit losses	$14,234	$13,834	$7,438
Total allowance for loan losses/total loans held for investment	2.67%	2.62%	1.61%
Total allowance for loan losses/nonperforming loans	85%	75%	43%

Tier 1 leverage ratio	8.81%	8.89%	10.28%
Tier 1 risk-based capital ratio	10.93%	11.17%	12.45%
Total risk-based capital ratio	12.20%	12.44%	13.70%

	Quarter Ended	Quarter Ended	Quarter Ended
INTEREST SPREAD ANALYSIS	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
Yield on interest-bearing deposits	1.92%	2.19%	3.59%
Yield on total loans	6.29%	6.49%	7.10%
Yield on investments	3.37%	3.86%	4.18%
Yield on earning assets	5.99%	6.19%	6.78%

Cost of deposits	1.77%	2.02%	3.32%
Cost of FHLB advances	3.65%	3.95%	4.51%
Cost of Federal Reserve borrowings	0.50%	0.50%	0.00%
Cost of interest-bearing liabilities	2.10%	2.38%	3.76%

CONTACT: Community West Bancshares
         Charles G. Baltuskonis, EVP & CFO
         805.692.5281
         www.communitywestbank.com